BOXLIGHT Corporation

BOXLIGHT CORPORATION ANNOUNCES CLOSING OF INITIAL PUBLIC OFFERING OF 1,000,000 SHARES OF CLASS A COMMON STOCK AT $7.00 PER SHARE

LAWRENCEVILLE, Ga., Nov. 28, 2017 (GLOBE NEWSWIRE) -- **Boxlight Corporation** (“**Boxlight**”), a leading provider of technology solutions for the global learning market, today announced the closing of its initial public offering of 1,000,000 shares of its class A common stock at a public offering price of $7.00 per share. The gross proceeds to Boxlight from this offering were $7,000,000 before deducting offering related expenses and placement agent fees. The shares of class A common stock have been approved for listing on The NASDAQ Capital Market under the ticker symbol “BOXL” and are expected to begin trading on November 30, 2017.

Aegis Capital Corp. acted as the lead placement agent for the offering.

The securities described above were offered pursuant to a registration statement, which was declared effective by the United States Securities and Exchange Commission ("SEC") on January 30, 2017, and a post-effective amendment thereto declared effective by the SEC on August 29, 2017.

A copy of the prospectus relating to the offering may be obtained by contacting Aegis Capital Corp., Prospectus Department, 810 Seventh Avenue, 18th Floor, New York, NY 10019, telephone: 212-813-1010, e-mail: prospectus@aegiscap.com. Investors may also obtain these documents by visiting the SEC's website at http://www.sec.gov.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Boxlight Corporation

Boxlight Corporation (“Boxlight”) is a leading provider of technology solutions for the global learning market. The company aims to improve learning and engagement in classrooms and to help educators enhance student outcomes, by developing the products they need. The company develops, sells, and services its integrated, interactive solution suite including software, classroom technologies, professional development and support services. For more information about the Boxlight story, visit http://www.boxlight.com.

Forward Looking Statements

This press release may contain information about Boxlight's view of its future expectations, plans and prospects that constitute forward-looking statements. Actual results may differ materially from historical results or those indicated by these forward-looking statements as a result of a variety of factors including, but not limited to, risks and uncertainties associated with its ability to maintain and grow its business, variability of operating results, its development and introduction of new products and services, marketing and other business development initiatives, competition in the industry, etc. Boxlight encourages you to review other factors that may affect its future results in Boxlight's filings with the Securities and Exchange Commission.

CONTACTS:

Michael Pope
Boxlight Corporation
(360) 464-4478
michael.pope@boxlight.com

Laura Bainbridge
Addo Investor Relations
(310) 829-5400
investor.relations@boxlight.com